EXHIBIT 10.24
January 12, 2024

Michael Walrath

Dear Michael,

This letter amendment (the “Amendment”) is entered into between Yext, Inc., (the “Company,” “Yext,” or “we”) and you. This Amendment is effective as of the date signed below. The purpose of this Amendment is to modify the letter agreement dated March 8, 2022, entered into between the Company and you (the “Agreement”). All terms and conditions of your employment and the Agreement remain unchanged except as provided below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Company’s Change of Control and Severance Policy.
1.Severance. In the event that your employment with the Company is terminated by the Company without Cause (and other than for death or Disability) other than within the Change of Control Period, subject to your compliance with the Severance Conditions described in Section 2 below, you will receive the following severance benefits, less applicable tax withholdings:
•Equity Vesting: Accelerated vesting only to the extent set forth in the award agreement applicable to your equity award, or as otherwise provided by the Company Board of Directors or Compensation Committee.
•Salary Severance:  $250,000, payable in equal installments over 6 months in accordance with the Company’s regular payroll procedures.
•Bonus Severance: $500,000 pro-rated based on the number of days actually employed for the fiscal year in which your termination of employment occurs, paid in a lump-sum.
•COBRA Payment: If you make a valid election under COBRA to continue your health coverage, the Company will pay or reimburse you for the cost of such continuation coverage for you and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of your eligible termination until the earliest of (a) 12 months, (b) the date upon which you and/or your eligible dependents become covered under similar plans or (c) the date upon which you ceases to be eligible for coverage under COBRA.
2.Severance Conditions. Your receipt of any severance payments or benefits as described above is subject to (i) your continued compliance with the terms of your Employee Non-Competition, Non-Disclosure and Invention Assignment Agreement (the “Covenants Agreement”), and (ii) your signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, and other standard restrictive covenants, terms and conditions), in substantially the form attached as Exhibit B to the Company’s Change of Control and Severance Policy (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the termination of your employment by the Company without Cause (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, your will forfeit any right to severance payments or benefits under this Amendment. In no event will severance payments or benefits under this Amendment be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Amendment, none of the severance payments and benefits payable upon such your qualifying termination will be paid or otherwise provided
61 Ninth Avenue, New York, NY 10011, United States | yext.com

EXHIBIT 10.24
prior to the 60th day following your qualifying termination. Except to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following your qualifying termination, the Company will pay or provide you the severance payments and benefits that you would otherwise have received under this Amendment on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.
3.Section 409A. The Company intends that all payments and benefits provided under this Amendment or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to you, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend this Amendment as it deems necessary or advisable, in its sole discretion and without your consent or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Amendment is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse you for any taxes that may be imposed on him or her as a result of Section 409A.
4.Entire Agreement. This Amendment, together with the Agreement, the Covenants Agreement, and your equity award agreements dated March 8, 2022 and January 12, 2024, constitutes the complete agreement with respect to your employment relationship with the Company.
Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Sincerely,
Yext, Inc.
/s/ Ho Shin
By: Ho Shin, General Counsel

I accept this offer of employment with Yext and agree to the terms and conditions outlined in this letter.

/s/ Michael Walrath                        January 12, 2024
Michael Walrath                        Date

61 Ninth Avenue, New York, NY 10011, United States | yext.com